Exhibit 99.1

August 15, 2017

To our shareholders:

Predictive medicine is one of the fastest-growing markets in healthcare, with numerous healthcare startups using advanced machine learning algorithms for medical imaging, diagnostics, remote patient monitoring, and risk prediction. Globally, the healthcare analytics market is projected to reach $42.8 billion by 2024, according to a 2016 report by Grand View Research, Inc. The benefits of healthcare analytics include improved patient access to customized care, increased transparency, and accelerated innovation in patient care delivery and services.

We believe that there is no clinical specialty in greater need of such tools than behavioral health. While treatment for mental disorders has doubled in the last 20 years, it is estimated that 60% of individuals with mental illness never seek medical care, and of those who do millions fail to respond to current medication therapies. As a hard clinical endpoint of treatment failure, suicides have increased 24% over approximately the last fifteen years. Clinical leaders agree, that we must find a way to improve the efficacy of our treatments in behavioral health by personalizing care with objective, patient-centric information.

We developed our predictive analytics decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients with depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders.

Our Psychiatric EEG Evaluation Registry (“PEER”) has more than 38,000 outcomes for over 10,200 unique patients and continues to grow. By combining evidence-based practice with objective information, physicians can increase access to care, improve outcomes and lower the total cost of care. The latest clinical results showed patients of physicians who followed recommendations of the PEER Report had 144% greater improvement in depression scores and 75% greater reduction in suicidality than current standard of care treatment. Further, treatments that followed PEER recommendations resulted in 2.5 times greater adherence to therapy.

We successfully completed our re-capitalization and up listing to the NASDAQ Capital Market under the symbol MYND on July 19th, 2017, following the completion of our public offering resulting in gross proceeds of $8,793,750 (before deducting underwriting discounts, commissions and estimated offering expenses). We have also added to our management team individuals who have public company experience, and effected a change in our auditors. With their added expertise, we have made some adjustments to our financial statements as it relates to a few equity classifications.

We are particularly proud of our growing investor base. The Nasdaq listing is a natural step in the evolution of our company and a tremendous accomplishment and corporate milestone that we believe will increase liquidity and broaden our shareholder base. We are particularly pleased to have had the participation of Sanford Health in our recent public offering, as they are a leading health care institution focused on personalized and precision medicine. As stated by Allison Suttle, MD, MBA, FACOG, Senior Vice President, Chief Medical Officer, “There is a need for a non-invasive cost-effective tool for physicians to improve care in mental health by identifying and personalizing specific clinical intervention to improve outcomes and lower costs. As we transition to value-based payment models and focus on prescriptive analytics, the desirability and necessity of PEER are amplified.”

We have made great strides over the past year to approach the medical community and prepare for growth. We have also expanded our sales and marketing team and recently added a seasoned and dynamic executive with over 20 years of experience in pharmaceutical, biotech and oncology/genomic diagnostic industries, and believe she will make great strides with our commercialization plan in the following verticals:

We have begun to penetrate the managed care and provider direct markets and are starting to roll out our patient direct portal to engage the many people suffering from depression and PTSD who have not received adequate treatment.

We also believe that the Company can grow inorganically by adding telemedicine services and have purchased 19% of Arcadian Telepsychiatry, with a 12-month option to purchase the remaining 81%. Telepsychiatry directly addresses the growing shortage of psychiatrists and harnesses the efficiencies created by PEER. Legislation now mandates reimbursement of telepsychiatry in many states and we believe it can be the carrier wave that brings our technologies to more treating physicians at a lower delivered cost.

We appreciate your continued support and hope you will follow our progress.

Sincerely,

George C. Carpenter, IV	Robin Smith, MD
CEO and President	Chairman of the Board